Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A, No. 33-21803) of Morgan Stanley California Tax-Free Daily Income Trust, and to the incorporation by reference of our report, dated February 26, 2019, on Morgan Stanley California Tax-Free Daily Income Trust included in its Annual Report to Shareholders for the fiscal year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 30, 2019